Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (File No. 333-192773 and File No. 333-105525) on Form S-8 of the 401(k) Savings Plan of First Niagara of our report, dated June 26, 2015, with respect to the statement of net assets available for benefits of the 401(k) Savings Plan of First Niagara as of December 31, 2014, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule of assets (held at year end) as of December 31, 2014, which report appears in the December 31, 2014 Annual Report on Form 11-K of the 401(k) Savings Plan of First Niagara.

Respectfully Submitted,

/s/ Insero & Company CPAs, P.C.

Insero & Company CPAs, P.C.
Certified Public Accountants

Rochester, New York
June 26, 2015